                                                                       EXHIBIT 2

                          SECOND AMENDED AND RESTATED
                             SECURED LOAN AGREEMENT
                             ----------------------

     This second amended and restated secured loan agreement (the "Agreement") is made and entered into as of the 3rd day of November, 1997 between PROGRESSIVE FOOD CONCEPTS, INC. (F/K/A HFMI ACQUISITION CORPORATION), a Delaware corporation ("Newco"), and HARRY'S FARMERS MARKET, INC., a Georgia corporation (the "Company").

                                   Recitals
                                   --------

     Newco and the Company entered into that Secured Loan Agreement dated January 31, 1997 (the "Original Agreement") pursuant to which Newco agreed to provide certain secured loans to the Company. The Original Agreement was amended and restated by that certain Amended and Restated Secured Loan Agreement, dated as of June 6, 1997 (the "First Amendment"; the Original Agreement, as amended by the First Amendment, is referred to herein as the "Loan Agreement"). In connection with and as partial consideration for the redemption by Newco of its shares held by Company on the date of this Agreement, Company has repaid a portion of the funds advanced by Newco under the Development Loan as described in the Loan Agreement, and the parties desire to further amend and restate the Loan Agreement.

                                   Covenants
                                   ---------

     In consideration of the mutual representations, warranties, and covenants set forth herein, and in consideration of any advances made hereunder to or for the benefit of the Company by Newco, the parties hereto agree as follows:


                                   ARTICLE I
                             The Refinancing Loan
                             --------------------

     1.1 The Refinancing Loan. Newco agrees, on the terms and subject to the conditions hereinafter set forth, including, but not limited to, the conditions to loan advances set forth in Article V hereof and the limitation on the amount available from time to time to be borrowed set forth in Section 3.2 hereof, to advance on the Closing (as defined in Section 3.7 hereof) the principal amount of $12,000,000 (the "Refinancing Loan"). The Refinancing Loan has been advanced by wire transfer of Newco to the account of the Company in accordance with the Original Agreement.

     1.2 Purposes of the Refinancing Loan. Proceeds of the Refinancing Loan shall be used by the Company to repay $12,000,000 in principal amount of indebtedness owed to NationsBank, N.A. (South).

                                  ARTICLE II
                             The Development Loan
                             --------------------

     2.1 The Development Loan. Newco agrees, on the terms and subject to the conditions hereinafter set forth, including, but not limited to, the conditions to loan advances set forth in Article V hereof and the limitation on the amount available from time to time to be borrowed as set forth in Section 3.2 hereof, to advance a maximum principal amount of $5,500,000 (the "Development Loan") as follows:

          (a) as of November 3, 1997, Newco shall have advanced, and there will be outstanding, a net principal total of $1,500,000 pursuant to requests made by Company;

          (b) on May 3, 1998, Newco shall advance the additional principal amount of $2,000,000; and

          (c) on November 3, 1998, Newco shall advance the additional principal amount of $2,000,000.

     The obligation of Newco to make the Advances described in clauses (b) and
(c) above shall be subject to Company's compliance, at the time of each such Advance, with the terms and conditions of this Agreement. It is understood that, in the event, Company does not request the Advances described in clauses
(b) and (c) above on the dates set forth therein, Company may still request additional advances of principal (up to the Maximum Principal Balance) until the Draw Loan Termination Date (defined below). It is further understood that, in the event Company requests less than $2,000,000 in additional principal on May 3, 1998, the difference between the additional principal requested and $2,000,000 shall be added to the amount to be advanced to Company pursuant to clause (c) above. Each advance of the Development Loan shall be made by wire transfer of Newco to the account of the Company.

     2.2 Purposes of the Development Loan. Proceeds of the Development Loan shall be used by the Company solely (i) to fund expenditures of the Company provided for in Section 3 of the Consulting Services Agreement of even date herewith among Newco, the Company and Harry A. Blazer, (ii) for refurbishment of existing Harry's Farmers Market megastores and Harry's in a Hurry stores, and
(iii) for development of new Harry's in a Hurry stores. In addition to the foregoing, Newco agrees that Company shall be entitled to use for general corporate purposes not more than $500,000 of the proceeds of the Development Loan to be disbursed pursuant to Section 2.1(c) above.

                                  ARTICLE III
                              General Provisions
                              ------------------

     3.1 Promissory Notes. The Refinancing Loan and the Development Loan (together, the "Loans") shall be evidenced by promissory notes (the "Notes") in the forms attached hereto as Exhibit A-1 dated January 31, 1997 (the "Refinancing Note") and Exhibit A-2 dated January 31, 1997 (the "Development Note").

     3.2 Maximum Principal Balance. The aggregate outstanding principal balance of the Loans shall at no time exceed $17,500,000, less the principal amount of debt contributed in respect of option exercises under Section 3.9 (the "Maximum Principal Balance").

     3.3 The Loan Account. Newco shall maintain a loan account on its books in which shall be recorded all advances under the Loans (collectively, "Advances") made by Newco to the Company pursuant to this Agreement, and all payments made by the Company with respect to the Loans; provided, however, that failure to maintain such account or record any advances therein shall not relieve the Company of its obligations to repay the outstanding principal amount of the Loans, all accrued interest thereon, and any amount payable with respect thereto in accordance with the terms of this Agreement and the Notes.


     3.4  Interest Rate.
          -------------

          (a) Interest shall accrue daily on the aggregate outstanding principal balance of the Refinancing Loan and the Development Loan, for the period commencing on the date such Loans are made until such Loans are paid in full,
(i) during the period commencing on the date such Loans are made until the January 31, 2002 (the "Draw Loan Termination Date"), at a per annum rate of 5%, and (ii) thereafter at a per annum rate equal to the rate designated and announced by Bank of America Illinois or its successor in interest ("B of A") from time to time as its "reference rate" in effect at its principal office in Chicago, Illinois, plus 1%. The interest rate shall be adjusted, from time to time, on the same day on which B of A adjusts its "reference rate." Interest on the outstanding principal amount of such Loans shall be payable in arrears on the dates set forth herein and at maturity (whether at stated maturity, by acceleration or otherwise).

          (b) Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

          (c) Any principal payment due under a Note not paid when due, whether at stated maturity, by notice of repayment, by acceleration or otherwise, shall, to the extent permitted by applicable law, thereafter bear interest (compounded monthly and payable upon demand) at a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement in respect of such principal amount until such unpaid amount has been paid in full (whether before or after judgment).

     3.5 Payment of Interest. During the Interest Payment Period (as defined below) the Company shall pay to Newco interest only on the outstanding principal balance of the Refinancing Loan and the Development Loan on the first day of each fiscal quarter of the Company. The "Interest Payment Period" shall mean the period commencing on the first day of the fiscal quarter immediately following the date on which the Company initially draws on the Refinancing Loan and the Development Loan under this Agreement and continuing through and including the Draw Loan Termination Date.

     3.6 Repayment of the Loans. If not earlier paid, exchanged in accordance with Section 3.9, or if not accelerated for payment, the outstanding principal amount of the Loans shall, at the close of business on the Draw Loan Termination Date, thereafter become an amortized term loan payable as follows: the principal balance of the Loans shall be payable to Newco in 20 substantially equal quarterly installments of principal (the amount of which periodic installments of principal shall be determined at the close of business on the Draw Loan Termination Date based on a schedule amortizing such outstanding principal balance of the Loans as of such date in 40 substantially equal quarterly installments of principal), plus accrued but unpaid interest, on the first day of each of Newco's 20 consecutive fiscal quarters, commencing on the first day of the first quarter commencing after the Draw Loan Termination Date and continuing until the first day of the first quarter commencing after the fifth anniversary of the Draw Loan Termination Date, when the entire remaining principal balance of the Loans and all interest accrued thereon shall be due and payable.

     3.7 Term of this Agreement. This Agreement and all covenants and agreements of Newco hereunder shall be effective as of January 31, 1997 and shall continue in effect until the last to occur of (i) the exercise, expiration, or other termination of all remaining option rights granted in
Section 3.9 hereof, (ii) the date on which there is no amount (principal or interest) remaining outstanding under the Notes and (iii) the date on which Newco no longer has an obligation to make any Advances hereunder if the Company were to make a valid request for an Advance pursuant to and in accordance with
Article V hereof. Notwithstanding the effective date of this Agreement, the closing of the loan transaction contemplated hereby (the "Closing") shall take place at the offices of Sutherland, Asbill & Brennan, L.L.P., 999 Peachtree Street, N.E., Atlanta, Georgia, at 8:00 a.m., local time, on January 31, 1997 (the "Closing Date").

     3.8 Subordination of the Loans. The Loans and other obligations of the Company under the Notes and this Agreement have been subordinated in right of payment, and the liens and security interest granted by the Company or its Subsidiaries to secure the Loans have been subordinated in right of priority, to certain indebtedness and any refinancing of such indebtedness, in each case pursuant to a certain Intercreditor Agreement, dated as of January 31, 1997 (the "Intercreditor Agreement"), between Newco and Creditanstalt-Bankverein, as the agent (in such capacity and together with any successor Agents, the "Agent") for the lenders party to the Amended and Restated Credit Agreement, dated as of December 30, 1994, or any agreement governing such refinancing indebtedness (such agreement as amended, supplemented or refinanced, the "Bank Credit Agreement"), among the Company, such lenders and the Agent. Any instrument, document or agreement evidencing or securing the Loans, including, but not limited to, the Notes, will on the date hereof or on the date of execution thereof, whichever is later, shall either provide by its terms, or shall be inscribed with a legend indicating, that such instrument, document or agreement has been subordinated pursuant to the Intercreditor Agreement and is subject to the terms and conditions thereof.

     3.9  Option and Mandatory Share Purchase.

          (a) Subject to the provisions of Section 3.9(b), Newco shall have the option, at any time and from time to time after the earlier of (i) the acceleration of any of the Loans or (ii) July 30, 1998 and up to the later of the first day of the first fiscal quarter of the Company commencing after the Draw Loan Termination Date, to purchase (the "Option") at a purchase price of $40 per share (the "Option Price") up to that number of shares of Series B Preferred Stock of the Company equal to (A) the Maximum Principal Balance, divided by (B) the Option Price, provided, however, that Newco shall be permitted to exercise the Option to purchase the shares of Series B Preferred Stock in excess of 300,000 shares (adjusted in the same manner as provided in Section 3.9(e)) (i) only to the extent it has initially funded the Development Loan (at a rate of one share becoming exercisable for each $40 of funding) unless such Development Loan was not funded due to a material breach of any of the Company's obligations to Newco under the agreements entered into between the Company and Newco on January 31, 1997 (which breach was not cured pursuant to any applicable right to notice and cure) and (ii) in any case, only to purchase up to a maximum of 137,500 shares of Series B Preferred Stock (as adjusted in the same manner as provided in Section 3.9(e)) in connection with the funding of the Development Loan.

          (b) Newco shall be required to exercise the Option and thereby purchase from the Company, and the Company shall be required to sell to Newco, that number of shares of Series B Preferred Stock equal to (A) $12,000,000, divided by (B) the Option Price, not later than January 31, 2002, provided that Newco shall not be required to consummate such purchase if on such date there exists any Refinancing Default unless such Refinancing Default is cured in accordance with the provisions of Section 10.2 hereof, in which event Newco shall be required to consummate such purchase upon such cure.

          (c) Newco shall pay the purchase price upon any exercise of the Option by the contribution to the Company of a principal amount of the Loans equal to the purchase price, and, to the extent the principal amount of outstanding Loans is insufficient for this purpose, by delivery of cash.

          (d) Upon exercise of any portion of the Option under this Section 3.9, Newco's obligations to make additional Advances to the Company under this Agreement shall be reduced by an aggregate amount equal to the amount paid upon such Option exercise.

          (e) In case of any reclassification or change of outstanding shares of Series B Preferred Stock of the Company or in case of any consolidation or merger of the Company with or into any partnership, corporation, or other entity (other than a merger in which the Company is the surviving entity and which does not result in any reclassification or change of outstanding shares of Series B Preferred Stock of the Company, other than a change in number of shares of Series B Preferred Stock of the Company issuable upon exercise of the Option) or in case of any sale or conveyance to any partnership, corporation, or other entity of the property of the Company as an entirety or substantially as an entirety, then the holder of the Notes shall have the right thereafter to exercise the Option for the kind and amount of units and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, or conveyance by a holder of the number of shares of Series B Preferred Stock of the Company issuable upon exercise of the Option immediately prior to such reclassification, change, consolidation, merger, sale, or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

          3.10 Obligations. Subject to Section 10.2 hereof, all Advances made hereunder, and all interest accrued thereon, shall constitute one obligation of the Company with regard to enforcing the security interests granted by this Agreement and by all other security interests, liens, claims, and encumbrances from time to time hereafter granted to Newco by the Company. For all other purposes, the Development Loan and the Refinancing Loan shall be separate obligations. In the event Newco makes one or more payments to a senior lender to the Company to cure any payment default by the Company, such amounts shall be considered Advances hereunder, shall bear interest (compounded monthly) at a rate which is 2% per annum in excess of the rate referred to in Section 3.4(a)(ii), shall be payable on demand and shall be subordinated in accordance with the terms of the Intercreditor Agreement.

          3.11 Credit Resources. The Company acknowledges that Newco has informed it that Newco may not from time to time in the future have cash, cash equivalents, and credit resources sufficient to permit Newco to necessarily make all requested Advances under this Agreement while maintaining sufficient working capital for Newco's operating needs. The Company agrees that in the event Newco shall fail to fund the Loans as and to the extent required hereby solely as a result of the unavailability to Newco of cash and/or credit resources to fund the Loans and not as a result of any failure of the Company to satisfy the conditions precedent to Advances or of the occurrence of a Development Default or Event of Default hereunder (a "Funding Default"), such Funding Default shall not (a) constitute fraud (by any person or entity, including Newco and its successors and assignees) or (b) give rise to any liability of any person or entity (other than Newco and its successors and assignees) in any other tort, and the Company further agrees that it shall be limited to its remedies in contract and in a non-fraud tort action against Newco. Newco and the Company agree that this Section 3.11 shall not diminish or otherwise affect in any way the amount of damages for which Newco may be liable to the Company in a contract or non-fraud tort action for a Funding Default.

     3.12 Payment Method. All payments to be made by the Company hereunder shall be made in lawful money of the United States, in immediately available funds, without set off, counterclaims, deduction or withholding of any type.

     3.13 Tax Treatment. The Company and Newco both covenant and agree that they will each treat aggregate outstanding principal balances of the Refinancing Loan and the Development Loan created hereunder as debt for income, state and local tax purposes, unless the parties expressly otherwise agree.


                                  ARTICLE IV

                            Security and Collateral
                            -----------------------

     4.1 Security Interest. To secure payment and performance of the Company's obligations hereunder and under the Notes, and any and all other indebtedness, obligations or liabilities of any kind of the Company to Newco arising under this Agreement, whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, the Company hereby grants to Newco a continuing security interest in and to the following property and interests in property, whether now owned or hereafter acquired by the Company and wheresoever located:

          (a) all of the Company's property and rights and interest therein (except in connection with the Nationwide Debt Agreement (as defined in Section 4.2), accounts, equipment (including, but not limited to machinery, furniture, fixtures, tools, and other tangible property), inventory, leasehold improvements, contract rights (including its rights as lessee under all leases of real property), general intangibles (other than intellectual property that is required to be contributed to the HFMI Trust but including the Company's interest in the HFMI Trust evidenced by HFMI Trust Certificate and the license granted thereby), deposit accounts, tax refunds, chattel paper, instruments, notes, letters of credit, documents, and documents of title, capital stock or other ownership interests of all Subsidiaries (as defined in Section 8.10 hereof) and all shares of common stock of Newco owned by the Company;

          (b) all insurance proceeds of or relating to any of the foregoing;

          (c) all of the Company's books, records, and computer programs and data relating to any of the foregoing; and

          (d) all accessories and additions to, substitutions for, and replacements, products, and proceeds of, any of the foregoing (all of the foregoing, and all of the security described in Sections 4.2 and 4.3, being referred to collectively as the "Collateral").

     4.2 Subsidiary Security Documents. The Company shall cause each person or entity becoming a Subsidiary of the Company from time to time to execute and deliver to Newco, within thirty (30) days after such person or entity becomes a Subsidiary, a guarantee substantially in the form attached hereto as Exhibit B-1 and a security agreement substantially in the form attached hereto as Exhibit B-2, together with all financing statements and other related documents (including real estate deeds to secure debt) as Newco may reasonably request and such closing documents with respect to such Subsidiary of the type described in
Article IX as Newco may reasonably request, sufficient to grant to Newco a second-priority lien and security interest in all assets of each Subsidiary of the type described in Section 4.1, except to the extent prohibited by the Bank Credit Agreement or the Company's and/or any Subsidiary's agreements with Nationwide Life Insurance Company, or any refinancing of such indebtedness (such agreements, together with any refinancing thereof, the "Nationwide Debt Agreement").

     4.3  Preservation of Collateral and Perfection of Security Interests
          Therein.

          (a) the Company shall execute and deliver to Newco, and shall, except to the extent prohibited by the Nationwide Debt Agreement, execute and deliver or cause any Subsidiary of the Company to execute and deliver to Newco at any time or times hereafter at the request of Newco or the Agent (as defined in Section 4.4 below), all financing statements or other documents, including real estate deeds to secure debt on real estate owned by the Company or its Subsidiaries and Subsidiary security agreements (the "Security Instruments") (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary by Newco), as Newco or the Agent may reasonably request, in forms satisfactory to Newco, and take all further action that Newco or the Agent may request, or which may be reasonably necessary or desirable, to perfect and keep perfected a second-priority security interest in the Collateral granted by the Company to Newco, to create and perfect a second-priority security interest in the assets of any Subsidiaries of the Company provided in Section 4.2 hereof, or otherwise to protect and preserve the Collateral and Newco's security interest therein. Should the Company fail to do so after receipt of five (5) business days' notice in writing, Newco is authorized to sign any such Security Instruments as the Company 's agent.

          (b) the Company will furnish to Newco from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Newco may reasonably request, all in reasonable detail.

          (c) the Company shall notify Newco, within thirty (30) days after the occurrence thereof, of the acquisition of any property by the Company that is not subject to the existing liens and security interests, in favor of Newco, of any person or entity's becoming a Subsidiary, and of any other event or condition that may require additional action of any nature in order to create, preserve, or perfect the liens and security interests of Newco.

          (d) the Company shall, except to the extent prohibited by the Nationwide Debt Agreement, cause each Subsidiary to cause all tangible Collateral to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual.

     4.4 Alternate Security Agreements. If requested by Newco in order for the transactions contemplated by this Agreement to comply with the limitations and restrictions of any applicable agreement between Newco and its lender or between its lender and its lender's banks and any bank designated as agent for its lender's banks ("Newco Bank Agent"), as amended from time to time, or to obtain a waiver therefrom, the Company hereby agrees that a security interest as referred to in Section 4.1 hereof, and the additional security interests described in Sections 4.2 and 4.3 hereof may be assigned by Newco to Newco's lender or to the Newco Bank Agent.

                                   ARTICLE V

                             Conditions to Advances
                             ----------------------

     Notwithstanding any other provisions contained in this Agreement, Newco's obligations to make any Advance (including an initial Advance) provided for in
Section 1.1 and Section 2.1 shall be conditioned upon the following:

     5.1 No Material Adverse Change. The Company shall not, at any time or times subsequent to the date hereof, experienced a Material Adverse Change (defined below) or, in the event such a Material Adverse Change shall have occurred, such change shall have been fully remedied to the satisfaction of Company's senior lender. "Material Adverse Change" shall mean any failure of Company to satisfy the "Indebtedness to Tangible Net Worth Ratio" and the "Maintenance of Tangible Net Worth" financial covenants (the "Financial Covenants") as defined and described in sections 9.1 and 9.4 of that certain credit agreement, as amended through and including that certain Consent and Ninth Amendment to Amended and Restated Credit Agreement, dated as of January 31, 1997, by and among Company, as borrower, NationsBank of Georgia, National Association and Creditanstalt-Bankverein, as lenders, and NationsBank of Georgia, National Association, as agent (the "Credit Agreement"). Company covenants and agrees that it will not, without the prior written consent of Newco, enter into any agreement which has or would have the effect of making such Financial Covenants any less favorable to the lenders than they are in the Credit Agreement. In the event the Credit Agreement is terminated prior to the expiration of this Agreement, the Financial Covenants will be deemed to continue solely for purposes of the definition of Material Adverse Change hereunder.

     5.2  No Default.  Neither a Development Default (as that term is defined in
Article X hereof) nor any event which, through the passage of time or the service of notice or both, would mature into a Development Default (an "Event of Default") shall have occurred and be continuing. The condition set forth in this Section 5.2 shall be a condition only to Advances under the Development Loan.

     5.3 Representations and Warranties. The representations and warranties contained in Article VI hereof and in the other Security Instruments shall be true and correct on and as of the date such Advance is made.

     5.4 Other Requirements. Newco shall have received, in form and substance satisfactory to it, all certificates, consents, affidavits, schedules, instruments, and other documents which the Company is obligated to provide to Newco hereunder or which Newco may at any time reasonably request.

     5.5 Advance Request. Other than the initial Advance, Newco shall have received, at least five business days prior to the day an Advance is to be made hereunder, (i) a certificate of the Company in the form attached hereto as Exhibit C, which shall be signed by the chief operating officer, chief financial officer or other officer of the Company that Newco deems appropriate, and (ii) copies of all other documents required to be delivered to Newco under Section
7.1 below or otherwise reasonably requested.


                                  ARTICLE VI

                        Representations and Warranties
                        ------------------------------

     The Company represents and warrants that:

     6.1 Financial Statements. The financial statements to be furnished to Newco or the Agent in accordance with Section 7.1 below will be prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved, and will fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates thereof and its results of operations for the periods indicated (subject, in the case of financial statements covering less than one full fiscal year, to normal recurring year-end adjustments).

     6.2  [Intentionally Omitted.]

     6.3  [Intentionally Omitted.]

     6.4 No Pending Material Litigation or Proceedings. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against or affecting the Company or its Subsidiaries or the business or properties of the Company or its Subsidiaries, in any court or before or by any governmental department, commission, board, agency or instrumentality, or any arbitrator which could reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, or decree of any court or arbitrator or governmental agency.

     6.5  Valid Organization; Due Authorization; Valid and Binding Agreement.

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, with power and authority to enter into and perform this Agreement and to issue the Notes and incur the indebtedness to be evidenced thereby. The Company is qualified to do business in each additional jurisdiction in which failure to so qualify could have a material adverse affect on its property, business, operations, or prospects.

          (b) This Agreement and the Notes have each been duly authorized by all required action on the part of the Company, and each of this Agreement and the Notes has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms.

          (c) The execution and delivery of this Agreement and the Note and the performance by the Company of its obligations hereunder and thereunder are not in contravention of any law, rule or regulation, including without limitation Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System, and will not conflict with or result in any breach of any of the provisions, or constitute a default under or result in the creation or imposition of any lien or encumbrance (except as expressly provided herein) upon any of the property of the Company pursuant to any of the provisions of the articles of incorporation or bylaws of the Company, as amended to date, or any agreement or instrument to which the Company is a party or by which it or its assets is bound.

          (d) No consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other person, which has not been obtained or taken, is required for the execution and delivery of, or the performance by the Company of its obligations under, this Agreement or the Notes.

     6.6 Conduct of Business. Since their inception, the Company and each Subsidiary has conducted its business and operations in a manner consistent with that of an owner and operator of retail food stores, food processing facilities, baking and food distribution facilities and other activities incidental thereto (the "Company Business").

     6.7 Absence of Material Liabilities. Neither the Company nor any Subsidiary has any material liabilities or obligations, either accrued, absolute, contingent, or otherwise, except (a) as set forth in its most recent unaudited balance sheet, (b) normal liabilities and obligations incurred in the ordinary course of business since the date of its most recent unaudited balance sheet, and (c) obligations under contracts and agreements entered into in the ordinary course of business.

     6.8 Tax Matters. The Company and its Subsidiaries have filed all federal, state, and local tax returns which are required to be filed, except for extensions duly obtained, and has paid, or made provisions for the payment of, all taxes which have become due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

     6.9 Ownership of Collateral; Security Interest Priority. At the time any Collateral becomes subject to a security interest of Newco hereunder, unless Newco shall otherwise consent, (a) the Company or a Subsidiary shall be the lawful owner of such Collateral and have the right and authority to subject the same to the security interest of Newco, (b) none of the Collateral or collateral granted by any Subsidiary under a Subsidiary Security Agreement shall be subject to any lien or encumbrance other than

(i) those in favor of Newco and that in favor of the Agent, (ii) those set forth in the Company Disclosure Schedule (as defined in the Transaction Agreement of even date herewith between Newco and the Company) and refinancings or renewals thereof, (iii) those permitted by the Bank Credit Agreement, and (iv) those liens that secure indebtedness permitted by Section 8.5 hereof (collectively, the "Permitted Liens"), nor shall there be an effective financing statement covering any such Collateral on file in any public office, other than those which evidence Permitted Liens. This Agreement creates in favor of Newco a valid and perfected second-priority security interest in the Collateral enforceable against the Company or its Subsidiary, as the case may be, and all third parties (other than the Agent) and secures the payment of the Company's obligations hereunder and under the Note, and all other obligations of the Company to Newco, whether now existing or hereafter arising, and all filings and other actions necessary or desirable to create, preserve, or perfect such security interest have been duly taken. Notwithstanding the foregoing provisions of this Section 6.9, clause (b) and (c) and the immediately preceding sentence of this Section
6.9 shall not be inaccurate by reason of any purchase money security interest (including pursuant to a financing lease) in any equipment for the Company's stores.

     6.10 Location of Offices, Records, and Facilities. The Company's chief executive office and chief place of business and the office where the Company keeps its records concerning its accounts, contract rights, chattel papers, instruments, general intangibles, and other obligations arising out of or in connection with the operation of its business or otherwise ("Receivables"), and all originals of all leases and other chattel paper which evidence Receivables, are located in the State of Georgia, at the address of the Company set forth in
Section 11.4 hereof (as such address may be changed from time to time in accordance therewith). The federal tax identification number of the Company is 58-2037452. The name of the Company is "Harry's Farmers Market, Inc." and the Company operates under no other names other than the names "Harry's Farmers Market(R)" and "Harry's In A Hurry(R)" on its stores.

     6.11  Location of Inventory, Fixtures, Machinery, and Equipment.
           ---------------------------------------------------------

          (a) All Collateral consisting of inventory, fixtures, machinery, or equipment is located in the following locations: 1180 Upper Hembree Road, Roswell, Georgia; 1075 Northfield Way, Roswell, Georgia; 2025 Satellite Pointe, Duluth, Georgia; 1875 Peachtree Street, Atlanta, Georgia; 3804 Roswell Road, N.E., Atlanta, Georgia; 70 Powers Ferry Road, Marietta, Georgia and 1780 Nolan Court, Morrow, Georgia (the "Clayton Property"), and at no other locations without at least 30 days prior notice.

          (b) If the Collateral described in clause (a) is kept at leased locations, the Company will, at the request of Newco, use reasonable best efforts to obtain appropriate landlord lien waivers or subordination satisfactory to Newco, unless such has been waived in writing by Newco for the particular instance.

          (c) If the Collateral described in clause (a) is warehoused, the Company will, at the request of Newco, use reasonable best efforts to appropriate warehousemen's notices, each reasonably satisfactory to Newco, unless such has been waived by Newco for the particular instance.

     6.12 Investment Company Act. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     6.13 Public Utility Holding Company Act. The Company is not a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Newco Act of 1935, as amended.

     6.14 Subsidiaries. The Company has no Subsidiaries as of the date of this Agreement, other than Roman Properties, Inc., Karelea, Inc., and Marthasville Trading Company.


                                  ARTICLE VII

                             Affirmative Covenants
                             ---------------------

     The Company covenants and agrees that so long as this Agreement remains in effect:

     7.1 Financial Statements. The Company shall cause to be furnished to Newco and, at Newco's request, to Newco's lender or to the Agent: (i) as soon as practicable and in any event within 45 days after the end of each interim fiscal quarter, statements of income and cash flows of the Company and its Subsidiaries for such period and for the period from the beginning of the then current fiscal year to the end of such quarter and a balance sheet of the Company and its Subsidiaries as of the end of such quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, certified as accurate by the chief financial officer or treasurer of the of the Company, subject to changes resulting from normal, recurring year-end adjustments; (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, statements of income and cash flows of the Company and its Subsidiaries for such year, and a balance sheet of the Company and its Subsidiaries as of the end of such year, setting forth in each case, in comparative form, corresponding figures for the preceding fiscal year and as of the end of the preceding fiscal year, audited by independent certified public accountants selected by the Company and reasonably satisfactory to Newco; and (iii) as soon as practicable (but in any event not more than five business days after the president or chief financial officer of the Company obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to an Event of Default or a Development Default), notice of any and all Events of Default or Development Defaults hereunder. All financial statements delivered to Newco, and if applicable, Newco's lender or the Agent pursuant to the requirements of this Section 7.1 shall be prepared in accordance with generally accepted accounting principles consistently applied. The Company authorizes Newco to discuss the financial condition of the Company with the Company's independent public accountants and agrees that such discussion or communication shall be without liability to either Newco or the Company's independent public accountants.

     7.2 Inspection. Newco, or any person designated from time to time by Newco, shall have the right, from time to time hereafter, to call at the Company's or its Subsidiaries' place or places of business on reasonable notice during ordinary business hours, and, without hindrance or delay, (a) to inspect, audit, check, and make copies of and extracts from the Company's and its Subsidiaries' books, records, journals, orders, receipts, and any correspondence and other data relating to the business of the Company or its Subsidiaries or to any transactions between the parties hereto, and (b) to discuss the affairs, finances, and business of the Company and its Subsidiaries with the executive officers of the Company and its Subsidiaries.

     7.3  Conduct of Business.
          -------------------

          (a) The Company shall, and shall cause each Subsidiary to (i) maintain its existence (other than in connection with a liquidation of a Subsidiary permitted under Section 8.6(d) hereof) and qualification to do business in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the financial condition of the Company or its Subsidiaries, (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, patents, contracts, and other rights necessary to the conduct of its business, and (iii) comply with all applicable laws and regulations of any federal, state, or local governmental authority, including those relating to environmental matters, labor and employment laws and employee benefit matters.

          (b) The Company shall, and shall cause its Subsidiaries to, duly pay and discharge (i) all lawful claims, whether for labor, materials, supplies, services, or anything else, which might or could, if unpaid, become a lien or charge upon its property or assets, unless and to the extent only that the validity thereof is being contested in good faith and by such appropriate proceedings, (ii) all of its trade bills when due in accordance with customary practice, and (iii) all taxes, unless and to the extent that the validity thereof is being contested by the Company in good faith and by appropriate proceedings.

          (c) The Company shall, and shall cause each Subsidiary to, conduct its business and operations in a manner consistent with that of the Company Business.

     7.4  Insurance.
          ---------

          (a) The Company shall keep and maintain, and shall cause its Subsidiaries to keep and maintain, at their sole cost and expense, (i) insurance on their assets for at least 80% of the full replacement value (or the full insurable value) thereof against loss or damage by fire, theft, explosion, and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses similarly situated; and (ii) public liability insurance relating to the Company's and its Subsidiaries' ownership and use of their assets.

          (b) All such policies of insurance shall be in such form and in such amounts as is customary in the case of other owners or users of like properties in similar businesses, with insurers as shall be reasonably satisfactory to Newco, provided that Newco agrees that the current insurance maintained by the Company on the date hereof is satisfactory. Upon demand, the Company shall deliver to Newco the original (or certified) copy of each policy of insurance, and evidence of payment of all premiums for each such policy. Such policies of insurance (except those of public liability) shall contain an endorsement in form and substance acceptable to Newco, showing Newco as an additional insured. Such endorsement, or an independent instrument furnished to Newco, shall provide that all insurance companies will give Newco at least 30 days prior written notice before any such policy or policies of insurance shall be altered or canceled. In the event the Company or any Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Newco, without waiving or releasing any Development Default or Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Newco deems advisable. All sums so disbursed by Newco, including reasonable attorneys' fees, court costs, expenses, and other charges relating thereto, shall be part of the Company's obligations hereunder, payable by the Company to Newco on demand.

     7.5 Notice of Suit or Adverse Change in Business. The Company shall give written notice to Newco (a) as soon as possible, and in any event within five business days after the Company receives actual notice (written or oral) of any material proceeding(s) being instituted or threatened to be instituted by or against the Company or any Subsidiary in any federal, state, or local court or before any commission or other regulatory body (federal, state, or local), and
(b) as soon as possible, and in any event within five business days after the Company learns of any Material Adverse Change.

     7.6 Use of Proceeds. Except as otherwise authorized in writing by Newco, the Company shall use the proceeds of the Loans solely for the purposes set forth in Article I and Article II hereof. The Company will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock.

     7.7  [Intentionally Omitted.]
           ---------------------

     7.8  [Intentionally Omitted.]
           ---------------------

     7.9 Company Subsidiaries. Each corporation or other entity becoming a Subsidiary of the Company after the date hereof will be duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and will be duly qualified to do business in each additional jurisdiction where the failure to be so qualified would have a material adverse effect on such Subsidiary. Each Subsidiary of the Company will have all requisite power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock or other units of ownership interest of each class of each Subsidiary of the Company will be validly issued and will be fully paid and nonassessable and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any liens, except for the pledge of such shares to the Agent.

     7.10 Place of Business. The Company will provide Newco with 60 days' prior written notice of any proposed change in the location of its chief executive office. The Company shall not change its name without 30 days prior written notice to Newco.

     7.11  Location of Inventory, Fixtures, Machinery, and Equipment.
           ---------------------------------------------------------

          (a) All Collateral consisting of inventory, fixtures, machinery, and equipment, shall at all times be located at the following locations: 1180 Upper Hembree Road, Roswell, Georgia; 1075 Northfield Way, Roswell, Georgia; 2025 Satellite Pointe, Duluth, Georgia; 1875 Peachtree Street, Atlanta, Georgia; 3804 Roswell Road, N.E., Atlanta, Georgia; 70 Powers Ferry Road, Marietta, Georgia and 1780 Nolan Court, Morrow, Georgia, and at no other locations without at least thirty 30 days notice.

          (b) If the Collateral described in clause (a) is at any time kept at leased locations, at Newco's request, the Company shall use its best reasonable efforts to obtain appropriate landlord lien waivers or subordination satisfactory to Newco, unless such has been waived in writing by Newco for a particular instance.

          (c) If the Collateral described in clause (a) is at any time warehoused, the Company shall, at Newco's request, send appropriate warehousemen's notices, each satisfactory to Newco, unless such has been waived by Newco for the particular instance.

     7.12 HSR Act Compliance. In the event Newco determines that any filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with any exercise of the Option pursuant to Section 3.9 hereof, the Company agrees to prepare and file with the Federal Trade Commission and the United States Department of Justice within 15 business days from the date of notice from Newco any notification required to be filed under the HSR Act or any rules or regulations promulgated thereunder. Newco shall pay any filing fees required under the HSR Act in connection with such filing. Any information about the Company or its Subsidiaries contained in such filing shall be true and accurate in all material respects and responsive to the requirements of the HSR Act and any such rules and regulations. Each of the Company and Newco shall make available to the other party such information as may be required for the preparation of any such notification or related reports.

     7.13 Newco Board Observer. (a) During the period commencing on the date hereof and ending on the fifth anniversary of the Draw Loan Termination Date, Newco shall have the right to have a representative (the "Newco Observer") attend meetings of the Company's Board of Directors, or any committee thereof, and the Company shall permit the Newco Observer to attend all such meetings as an observer, subject to reasonable limitations on such Observer to permit maintenance of attorney-client privilege. The Newco Observer shall not have the right to vote on any matter presented to the Board or any committee thereof. The Company shall give the Newco Observer such notice of each meeting of the Board of Directors or any committee thereof and all written materials and other information given to the Company's directors and committee members in the same manner and at the same time such notices, materials and other information are given to the directors and committee members. If the Board of Directors or any committee thereof proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Newco Observer prior to the effective date of such consent describing the nature and substance of such action.

          (b) Newco shall cause the Newco Observer to keep confidential all confidential information provided to it in its capacity as an observer pursuant to this Section 7.13; provided, however, that the Newco Observer may disclose such confidential information to Newco. Newco shall also be bound by this
Section 7.13 confidentiality obligation, except that Newco may disclose such confidential information to its directors, officers, employees, consultants, advisors and professional representatives who need to know such information so long as prior to disclosing such confidential information to any such person, Newco shall inform such person of the confidential nature of such information and of Newco's obligations under this Section 7.13 and direct such person to treat such information confidentially, provided that in the case of advisors or consultants, such persons shall execute a confidentiality agreement reasonably acceptable to the Company. The confidentiality obligations contained in this
Section 7.13 shall not apply to any information which (i) is or becomes generally available to and known by the public (other than as a result of a disclosure by Newco or the Newco Observer) or (ii) is or becomes available to Newco or the Newco Observer on a non-confidential basis from a source other than the Company.

                                 ARTICLE VIII

                              Negative Covenants
                              ------------------

     The Company covenants and agrees that, subject to the provision of Section 8.12, so long as this Agreement remains in effect (unless Newco shall give its prior written consent thereto):

     8.1 Guarantees; etc. The Company shall not, and shall not permit any Subsidiary to, guarantee, endorse or otherwise in any way become or be responsible for obligations of any other person, whether by agreement to purchase the indebtedness of any other person or through the purchase of goods, supplies, or services, or by agreement to maintain net worth, working capital, or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance, or loan for the purpose of paying or discharging any indebtedness or obligation of such other person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business and except for guarantees of indebtedness permitted by Section 8.5 and of non-material loans made by third parties to any employee.

     8.2 Disposal of Property. The Company shall not, and shall not permit any Subsidiary to, sell, lease, transfer, or otherwise dispose of any of its properties, assets, and rights (or agree to sell, lease, transfer, or otherwise dispose of any of its properties, assets, and rights) (including the Collateral) to any party except in the ordinary course of business (including the disposition of obsolete equipment), except for sales of equipment stored at the Clayton Property and sales not in excess of $100,000, and provided, further, that Newco shall not be entitled unreasonably to withhold consent hereunder.

     8.3 Compensation to Shareholders and Others. Other than reasonable salaries and other normal benefits (including options pursuant to the Company's stock option plans, relocation loans and other loans to employees), the Company shall not make any loans to, or pay any compensation, bonuses, fees, options, or other amounts to any shareholder or to any of the affiliates or immediate family members of any shareholder except to the Company's Board of Directors (other than Harry Blazer). The Company shall not, without the prior written consent of Newco, amend or modify any employment arrangement or agreement with any equity holder or any affiliate or immediate family member of any equity holder previously approved by Newco.

     8.4 Distributions and Stock Redemptions. The Company shall not, directly or indirectly, (i) redeem, purchase, or otherwise retire any of its shares of capital stock, or (ii) pay any dividends or make any distributions (in cash or securities) with respect to shares of its capital stock in any fiscal year, other than pro rata stock dividends.

     8.5  Additional Indebtedness; Financial Covenants.
          --------------------------------------------

          (a) Except for trade payables and real estate and equipment leases that are classified as operating leases for financial reporting purposes, in each case entered into in the ordinary course of business, and except as described in paragraph (c) of this Section 8.5, the Company shall not, and shall not permit any Subsidiary to, incur after the date hereof indebtedness other than (i) indebtedness (which may be increased to $13,500,000) under the Bank Credit Agreement, (ii) indebtedness under the Nationwide Debt Agreement, and
(iii) refinancings and renewals of indebtedness existing on the date hereof.

          (b) The Company shall not agree to modify the financial covenants under the Bank Credit Agreement, or governing indebtedness refinancing the Bank Credit Agreement in any manner that would make such covenants more restrictive from the Company's point of view than such covenants as in effect on the date hereof, after giving effect to the ninth amendment thereto, provided, however that in the event the Company is unable to consummate a refinancing of the Bank Credit Agreement on such terms, Newco will not unreasonably withhold its consent hereunder. For purposes of the foregoing sentence, Newco agrees that in connection with any such refinancing on or after the third anniversary hereof,
(i) such consent will be provided upon the Company demonstrating that it has used its reasonable best efforts to refinance such indebtedness so as to comply with requirement under this Section 8.5(b) but was unable to do so, and (ii) any subsequent intercreditor agreement entered into between Newco and the new senior lender of the Company resulting from such refinancing as contemplated by
Section 20 of that certain Intercreditor Agreement dated as of the date hereof between Newco and the Agent (the "Intercreditor Agreement") will include a modified version of clauses (ii), (iii) and (iv) of Section 13(b) of the Intercreditor Agreement to take into account the changes in such financial covenants required by the senior lender in such refinancing.

     (c) In addition to the foregoing, subject to the conditions described in this paragraph and provided there is not then a Development Default (as defined in Section 10.1 below), the Company shall be entitled, at its option, but not earlier than the second anniversary of the Closing Date, to incur additional indebtedness of not more than $2,500,000 (the "Future Indebtedness"). Any such Future Indebtedness shall be subject to the provisions of this Agreement and shall be used solely for the purposes described in and permitted under clauses
(i), (ii) and (iii) of Section 2.2 hereof. If the Company determines that it requires such Future Indebtedness, it agrees (x) to negotiate in good faith with Newco for a period of 30 days with regard to any portion or the entire amount (at the option of Newco) of such Future Indebtedness prior to negotiating with any other entity with regard thereto, (y) in the event the Company has engaged in good faith negotiations under clause (x) of this Section and such negotiations have been unsuccessful, to notify Newco of the existence of any other arrangement it proposes to consummate with respect to the Future Indebtedness and the terms and conditions thereof and grant to Newco a right of first refusal with respect to such arrangement on the same terms and subject to the same conditions contained therein and upon receipt of such notice (setting forth in detail all relevant terms and conditions of such financing), in which event Newco shall have 10 business days thereafter in which to agree to assume all of the financing on the same terms and conditions, and (z) with respect to any Future Indebtedness other than a pure debt financing in which the debt instrument to be offered has no equity-type features, to grant to Newco a right to participate therein on a fully diluted basis for a period of 45 days, which right may be satisfied, at Newco's option, by increasing the Maximum Principal Balance available to be borrowed by the Company under the Development Loan (with corresponding increases in Newco's conversion and Option rights) rather than purchasing or otherwise participating in the instrument or security to be offered by the Company. As used herein "a right to participate therein on a fully diluted basis" shall mean Newco's right to maintain the same percentage equity interest in the Company (calculated by including as outstanding shares of Class A common stock subject to all outstanding options and warrants, including such shares which Newco then has a right to purchase hereunder either through conversion or the exercise of its Option) after such financing is completed as it had prior to such financing. Newco acknowledges that the right of first negotiation as set forth in clause (x) above does not preclude the Company from making inquiries in the relevant marketplace to obtain information regarding the terms of a financing solely for purposes of comparison. The failure by Newco to exercise its rights under any provision of this Section within the time period specified shall be deemed to constitute a waiver of its rights under such provision.

     8.6 Mergers, Consolidations, Acquisitions, etc. The Company shall not, and shall not permit any Subsidiary to (a) be a party to any consolidation, reorganization, or merger; (b) effect any change in its capital structure or in any of its business objectives, purposes, and operation in a manner that would materially adversely affect Newco; (c) acquire any material amount of capital in or equity ownership of another corporation, partnership, limited liability company or other business organization; (d) liquidate or dissolve or take any action with a view toward liquidation or dissolution other than a liquidation of a Subsidiary into the Company or another Subsidiary.

     8.7 Articles of Incorporation and Bylaws. The Company shall not make any changes in or amendments to its articles of incorporation and bylaws as they are in effect as of the date hereof if such changes would materially adversely affect Newco or its rights hereunder.

     8.8 Liens. The Company shall not, and shall not permit any Subsidiary to, create, incur, or suffer to exist any lien on any of the assets, rights, revenues or property, real, personal, or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any Subsidiary, other than Permitted Liens.

     8.9 Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, become a party to, or become liable in respect of, any material contract or undertaking with any Affiliate (as defined in Section 11.2 hereof) except in the ordinary course of business and on terms not less favorable to the Company or such Subsidiary than those which could be obtained if such contract or undertaking was an arms length transaction with a person other than an affiliate.

     8.10 Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, create or otherwise make any material investment in any corporation, partnership, or other entity outside of the ordinary course of business, unless the Company or such Subsidiary owns directly 100% of the issued and outstanding equity interests therein (such 100% owned entity to be referred to herein as a "Subsidiary").

     8.11 Issuance of Senior Securities. The Company shall not issue any preferred stock senior or pari passu to its Series B Preferred Stock.

     8.12 Limitation on Negative Covenants. To the extent any of the covenants in Sections 8.1 through 8.6, 8.8, 8.9 and 8.10 above are more restrictive than corresponding covenants in the Bank Credit Agreement, then the Company shall not be deemed to be in breach of the foregoing covenants if it is not in breach of such corresponding covenants in the Bank Credit Agreement.

                                  ARTICLE IX

                             Conditions of Closing
                             ---------------------

     Newco's obligations hereunder shall be subject to (a) the performance by the Company prior to or on the Closing Date of all of its covenants theretofore to be performed under this Agreement, (b) the accuracy of the Company's representations and warranties contained in this Agreement on the Closing Date, and (c) the satisfaction (unless expressly waived by Newco), prior to or on the Closing Date, of the following further conditions:

     9.1 Opinion of Counsel. Newco shall have received on the Closing Date from Alston & Bird an opinion, dated the Closing Date, in the form attached hereto as Exhibit D with all blanks appropriately completed.

     9.2 Proceedings and Documents. All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incident to such transaction shall be satisfactory in form and substance to Newco and its counsel, and Newco shall have received all documents or other evidence which it and its counsel may reasonably have requested in connection with such transaction, including copies of records of all proceedings in connection with such transaction and compliance with the conditions set forth in this Article IX, in form and substance satisfactory to Newco and its counsel.

     9.3 Executed Documents. The Company and its Subsidiaries shall have each duly executed the following documents to which they are parties, and shall have delivered to Newco the following:

          (a)  this Agreement;

          (b)  the Notes;

          (c) the Subsidiary Security Agreement and Subsidiary Guaranty, where applicable;

          (d) Collateral Assignments of Tenant's Interest in Lease for each lease of real property to which the Company is a party; and

          (e) such financing statements or other documents for filing with public officials with respect to the Security Instruments as Newco may reasonably request.

     9.4  No Defaults.  There shall exist no Event of Default or Default.
          -----------

     9.5 Additional Deliveries. Newco shall have received, in form and substance satisfactory to it, copies of the following documents:

          (a) the Company's articles of incorporation, certified as true and correct by the Secretary of State of Georgia, dated within ten days prior to the Closing Date, and certified as true and correct as of the Closing Date by a duly authorized officer of the Company;

          (b) the Company's bylaws, as amended, certified as true and correct as of the Closing Date by the Secretary or Assistant Secretary of the manager of the Company;

          (c) certificate of good standing of the Company from the Secretary of State of Georgia dated within ten days prior to the Closing Date; and

          (d) evidence satisfactory in form and substance to Newco of all required action taken by the Company to authorize, among other things, the execution, delivery, and performance by the Company of this Agreement, the Notes, and the Security Instruments and the consummation of the transactions contemplated hereby, certified as true and correct as of the Closing Date by a duly authorized officer of the manager of the Company.

     9.6 Opinion of Auditors. Newco shall have received on the Closing Date from Newco's independent public accountants an opinion, dated the Closing Date, in form and substance satisfactory to Newco, to the effect that the Notes and the obligations incurred hereunder are deemed to be debt, and not equity, in accordance with generally accepted accounting principles.

     9.7 Compliance with Newco Credit Agreements. Newco shall (a) determine in good faith that this Agreement complies with applicable restrictions or limitations under any lending arrangements or credit agreements to which Newco is a party, (b) obtain a written waiver of noncompliance of the transactions contemplated hereby with such agreements, or (c) deliver to its lender or the Agent from the Company such pledges, collateral, and other documentation as may be required to evidence compliance with such lending arrangements or credit agreements of the transactions contemplated hereby.


                                   ARTICLE X

                     Default, Rights and Remedies of Newco
                     -------------------------------------

     10.1 Default. The occurrence of any of the following events or acts shall constitute a default under the Development Loan ("Development Default"):

          (a) default in the payment when due of any portion of the principal on the Development Note and the continuance of such default for a period of five days;

          (b) default in the payment when due of any portion of the interest on the outstanding principal of the Development Note and the continuance of such default for a period of 10 days;

          (c) any representation or warranty now or hereafter made in this Agreement, the Subsidiary Security Agreement, any other Security Instrument, or any certificate hereunder or thereunder shall not be true, or any certificate, statement, report, financial data, or notice furnished at any time by the Company to Newco shall be materially inaccurate;

          (d) any breach of, or failure to perform or observe, any covenant, condition, or agreement contained in the Subsidiary Security Agreement or in any other Security Instrument, which in each case shall continue unremedied for a period of 10 calendar days following written notice thereof from Newco;

          (e) the breach of, or failure to perform or observe, any covenant, condition, or agreement contained in Sections 7.6, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.10 or 8.11 of this Agreement that is not cured within thirty (30) days after written notice of such breach is given by Newco to the Company.

          (f) any breach of, or failure to perform or observe, any other covenant, condition, or agreement contained in this Agreement, the Development Note which shall continue unremedied for a period of 30 calendar days following written notice thereof from Newco;

          (g) the Company or any Subsidiary shall (i) generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due, (ii) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets, (iii) commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iv) have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of 60 days or more, (v) by any act or omission, indicate its consent to, approval of, or knowing acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties, or (vi) suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of 60 days or more;

          (h) any material breach of, or failure to perform or observe, any material covenant, condition or agreement contained in the license agreement between HFMI Trust and the Company of even date herewith, the administration and servicing agreement among HFMI Trust, Newco and the Company of even date herewith, the transfer agreement among HFMI Trust, Newco and the Company of even date herewith or the consulting services agreement of even date herewith between the Company and Newco, which in each case shall continue unremedied for a period of 30 calendar days following written notice thereof from Newco;

          (i) dissolution or liquidation of the Company;

          (j) there occurs a Material Adverse Change and such Material Adverse Change shall not have been eliminated or remedied to the satisfaction of the Company's senior lenders within sixty (60) days thereof;

          (k) the Company or any Subsidiary shall (a) fail to pay any indebtedness for borrowed money in excess of $100,000 (other than the Notes) of the Company or such Subsidiary, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and the effect of such failure is to accelerate, after the giving of notice, the maturity of such indebtedness, or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, after the giving of notice, the maturity of such indebtedness, or
(c) default in the performance or observance of any obligations under leases of real property if the effect of such default is to cause the termination of such lease and any applicable cure period therein has expired;

          (l) one or more final judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate and not otherwise fully covered by insurance shall be rendered against the Company or any of its Subsidiaries;

          (m) the Subsidiary Security Agreement, any other Security Instrument, or the security interests created under this Agreement shall be terminated, invalidated, or set aside or be declared ineffective or inoperative or in any way cease to give or provide to Newco the benefits purported to be created thereby; or

          (n) there occurs a Change in Control of the Company. For this purpose a Change in Control of the Company shall occur, except in each case for any such occurrence resulting from the death or disability of Harry A. Blazer, if: (i) any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity (each a "Person") or "group" (within the meaning of Section 13(a)(3) of the Securities Exchange Act of 1934, as amended), other than Harry A. Blazer and Affiliates of Harry A. Blazer, at any time (a) acquires or becomes entitled to acquire or has or becomes entitled to have beneficial ownership of securities (including options, warrants, rights and convertible and exchangeable securities) having a majority of the voting power of the capital stock of the Company (assuming exercise or conversion solely of securities held by such Persons or group), or (b) is or becomes entitled to appoint a majority of the directors of the Company, or (c) enters into any binding arrangement, agreement or proposal to do any of the foregoing; or (ii) Harry A. Blazer or affiliates of Harry A. Blazer, at any time, cease to be entitled (a) to beneficial ownership of securities having a majority of the voting power of the capital stock of the Company, or
(b) to appoint a majority of the directors of the Company; or (iii) a majority of the directors of the Company at the date hereof are removed or replaced without the approval of a majority of the directors of the Company.

          Notwithstanding anything contained in this Agreement to the contrary, to the extent any of the Non Monetary Development Defaults or Events of Default herein are more restrictive than corresponding events of default in the Company's Bank Credit Agreement, then the Company shall not be deemed to be in default hereunder if it is not in default of such corresponding defaults under the Bank Credit Agreement. As used herein, the term "Non Monetary Development Defaults or Events of Default" means any of the Development Defaults or Events of Default hereunder other than the defaults described in Section 10.1(a) and
(b).

     10.2  Default; Remedies.
           -----------------
           (a) In the event a Development Default shall exist or occur Newco may:

               (i) terminate its obligations under this Agreement in respect of the Development Loan and cease to make any further advances under Section 1.1 and Section 2.1, and shall have the right to declare the Development Note due and payable in full, without demand, presentment, or notice of any kind;

               (ii) in its sole and absolute discretion, exercise any one or more of the rights and remedies accruing to a secured party under the Uniform Commercial Code in respect of the Development Note with respect to the Collateral and any other applicable law upon default by a debtor;

               (iii) exercise its rights under the other Security Instruments in respect of the Development Loan;

               (iv)  exercise all or a portion of the Option;

provided, however, that in the case of any event or condition described in
Section 10.1(g) with respect to the Company or any Subsidiary, Newco's obligations under this Agreement shall automatically terminate forthwith and all amounts owed by the Company hereunder and under the Development Note shall automatically become immediately due and payable without notice, demand, presentment, protest, diligence, notice of dishonor, or other formality, all of which are hereby expressly waived.

          (b) In connection with the exercise of Newco's rights and remedies provided in Section 10.2(a)(ii), the Company hereby agrees to assemble the Collateral and make it available to Newco at a place to be designated by Newco which is reasonably convenient to both parties, authorizes Newco to take possession of the Collateral with or without demand and with or without process of law and to sell and dispose of the same at public or private sale and to apply the proceeds of such sale to the costs and expenses thereof (including reasonable attorneys' fees and disbursements actually incurred by Newco) and then to the payment and satisfaction of the Development Loan. Any requirement of reasonable notice shall be met if Newco sends such notice to the Company, by registered or certified mail, at least ten days prior to the date of sale, disposition, or other event giving rise to a required notice. Newco may be the purchaser at any such sale. The Company expressly authorizes such sale or sales of the Collateral in advance of and to the exclusion of any sale or sales of or other realization upon any other collateral securing the Development Loan. Newco shall have no obligation to preserve rights against prior parties. The Company hereby waives as to Newco any right of subrogation or marshaling of such Collateral and any other collateral for the Development Loan. To this end, the Company hereby expressly agrees that any such collateral or other security of the Company or any other party which Newco may hold, or which may come to any of them or any of their possession, may be dealt with in all respects and particulars as though this Agreement were not in existence. The parties hereto further agree that public sale of the Collateral by auction conducted in any county in which any Collateral is located or in which Newco or the Company does business after advertisement of the time and place thereof shall, among other manners of public and private sale, be deemed to be a commercially reasonable disposition of the Collateral. The Company shall be liable for any deficiency remaining after disposition of the Collateral. Newco agrees and acknowledges that there are different defaults for (i) the Refinancing Loan and (ii) the Development Loan and that it is possible for one of the loans to be in default while the other is not. Consequently, the rights and remedies of Newco hereunder with respect to the Collateral are limited to the amount of the obligations that are the subject of the default.

          (c) In the event of a Refinancing Default (as hereinafter defined), and only in such event, Newco may declare the Refinancing Loan due and payable or exercise rights equivalent to those in Section 10.2(a)(i), (ii) or (iii). For purposes of this Agreement, a "Refinancing Default" shall mean:

               (i) default in the payment when due of any portion of the principal or interest due under the Refinancing Note and the continuance of such default for a period of 30 days after written notice of such nonpayment is given by Newco to the Company;

               (ii) the breach of, or failure to perform or observe, any covenant, condition or agreement contained in Sections 8.4, 8.6(a), 8.7, 8.9 or
8.11 that is not cured within 30 days after written notice of such breach is given by Newco to the Company;

               (iii) the breach of, or failure to perform or observe, any covenant, condition or agreement contained in Section 8.5(a) that is not cured within 60 days after written notice of such breach is given by Newco to the Company;

               (iv) the occurrence of a Change in Control of the Company, as defined in 10.1(n), that is not cured within 90 days after written notice thereof is given by Newco to the Company; or

               (v) The Company or any Subsidiary shall (i) generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due, (ii) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets, (iii) commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iv) have any petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of 60 days or more, (v) by any act or omission, indicate its consent to, approval of, or knowing acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties, or (vi) suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of 60 days or more.

          For purposes of the foregoing, the Company shall be deemed to have cured the Refinancing Default referred to in clause (iii) above if the prohibited indebtedness is repaid or otherwise satisfied within the 60-day period and the Company shall be deemed to have cured the Refinancing Default referred to in clause (iv) above if Harry A. Blazer or any Affiliate of Harry A. Blazer acquires, within the 90-day period referred to therein, a sufficient number of shares of capital stock of the Company such that Harry A. Blazer and his Affiliates have beneficial ownership of securities having a majority of the voting power of the capital stock of the the Company.

          (d) All of Newco's rights and remedies under this Agreement are cumulative and nonexclusive. Any conversion of, or exercise of the Option with respect to, less than all of the principal balance outstanding under the Notes shall not affect Newco's rights and remedies with respect to any portion of a Note not so converted or exercised. In addition, the parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     10.3 No Waiver. Newco's failure, at any time or times hereafter, to require the Company's strict compliance with or performance of any provision of this Agreement shall not waive, affect, or diminish any right of Newco thereafter to demand such strict compliance or performance therewith. Any suspension or waiver by Newco of a Default or an Event of Default by Newco under this Agreement or the Note shall not suspend, waive, or affect any other Default or Event of Default by the Company under this Agreement or the Notes, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants, and representations of the Company contained in this Agreement or the Notes and no Default or Event of Default by the Company under this Agreement or the Notes shall be deemed to have been suspended or waived by Newco unless such suspension or waiver is in writing signed by an officer of Newco.

                                  ARTICLE XI

                                 Miscellaneous
                                 -------------

     11.1 No Oral Change. This Agreement may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     11.2 Assignment. The Company may not assign any of its rights or delegate any of its obligations under this Agreement without Newco's written consent, which consent may be withheld in Newco's sole discretion. Newco may assign any of its rights or delegate any of its obligations under this Agreement (including assignment of this Agreement, the Notes and the Security Instruments), (a) without notice to the Company, (i) to any Affiliate of Newco (except the Company) or (ii) in connection with any pledge of its assets under Newco's credit agreements and (b) with notice, but without any requirement of consent or approval, to any other person entity (except the Company), provided, however, that in no event shall Newco assign its rights to the Loans unless (A) such assignee is (i) a company whose securities are publicly traded, or (ii) a person or private entity, if such person or the controlling holders of such entity are of good character in Newco's reasonable judgment, and (B) such transferee has the financial resources to discharge Newco's obligations under the Agreement. Any such assignment shall vest in the assignee all of the benefits under the documents so assigned. For purposes of this Agreement, the term "Affiliate" of a specified person shall mean any person or entity which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     11.3  Costs and Attorneys' Fees.
           -------------------------

           (a) Except as provided in Section 4.3 hereof and subsection (b) of this Section 11.3, each of the parties hereto shall pay its own expenses (including accounting and attorney's fees) incident to the negotiation and execution of this Agreement and to the consummation of the transactions contemplated hereby.

           (b) The party to any action hereunder who does not prevail shall pay to the prevailing party the court costs and reasonable attorneys' fees and other expenses (including, but not limited to, fees and expenses of expert witnesses or consulting experts) incurred directly or indirectly by the prevailing party in connection with its prosecution or defense of the action, as the case may be.

     11.4 Communications and Notices. All communications and notices provided for in this Agreement or under the Note shall be in writing and shall be deemed to have been duly given if delivered personally to the party to whose attention the notice is directed or sent by overnight express, facsimile transmission, express mail delivery service, or registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

               If to the Company:

                    1180 Upper Hembree
                    Roswell, Georgia 30076
                    Attention: Harry A. Blazer
                    Facsimile: (770) 664-4920

               with a copy to:

                    Alston & Bird
                    One Atlantic Center
                    1201 West Peachtree Street
                    Atlanta, Georgia 30309-3424
                    Attention: John L. Latham
                    Facsimile: (404) 881-7913

               If to Newco:

                    Progressive Food Concepts, Inc.
                    14103 Denver West Parkway
                    Golden, Colorado  80401
                    Attention:  Saad J. Nadhir
                    Facsimile:  (303) 216-5550

               with a copy to:

                    Progressive Food Concepts, Inc.
                    14123 Denver West Parkway
                    Golden, Colorado 80401
                    Attention:  General Counsel
                    Facsimile:  (303) 216-5339



Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given when so delivered. Any notice delivered by facsimile transmission shall be deemed to have been given on the earlier of the date it is actually received or one day after such transmission. Any notice delivered by overnight express courier will be deemed to have been given on the next succeeding business day after the day it is sent to the intended recipient at the address set forth above, and any notice delivered by registered or certified mail or express mail delivery service shall be deemed to have been duly given on the earlier of the date it is actually received or three business days after it is sent to the intended recipient at the address set forth above.

     11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

     11.6 Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

     11.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, and the provisions of this Agreement shall be severable in any such instance.

     11.8 Avoidance. To the extent that Newco receives any payment on account of the Company's obligations hereunder, and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated, and/or required to be repaid to a trustee, receiver, or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment(s) or proceeds received, the Company's obligations hereunder, or part thereof intended to be satisfied, shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Newco.

     11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     11.10 Entire Agreement. This Agreement, the Notes, the Security Instruments and the exhibits to each of the foregoing contain the entire agreement of the parties hereto with respect to the transactions contemplated herein, and collectively supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.

     11.11 General Indemnity. In addition to the payments pursuant to Section 11.3, the Company agrees to indemnify, pay, and hold Newco and any holder of the Notes, and the officers, directors, employees, agents, and Affiliates of Newco and any such holder (collectively, the "Indemnitees"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative, or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of the indebtedness created by this Agreement, the Notes, the Subsidiary Security Agreement, the Security Instruments and the exhibits or any other agreements or documents executed and delivered by the Company in connection therewith, including without limitation any damage to public or worker health and safety or the environment, Newco's agreement to make the Loans hereunder, or the use or intended use of the proceeds of the Loans (the "indemnified liabilities"); provided that the Company shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 11.11 shall survive satisfaction and payment of the Company's obligations hereunder and termination of this Agreement.

     11.12 Limitation on Damages. Notwithstanding anything to the contrary herein no party hereto shall be liable for consequential, indirect, incidental, special, speculative, or punitive damages (including, but not limited to, loss of revenue or profit) whether such claim alleges breach of contract, tortious conduct including, but not limited to, negligence, or any other theory.

     11.13 Submission to Jurisdiction. The Company agrees that any legal action or proceeding with respect to this Agreement, the Notes, the Subsidiary Security Agreement or any Security Instrument or the transactions contemplated hereby may be brought in any court of the State of Georgia, or in any court of the United States of America sitting in Georgia, and the Company hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to their respective person and property, and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to the Company or by the mailing thereof by registered or certified mail, postage prepaid to the Company at the address for the Company set forth in Section 11.4. Nothing in this paragraph shall affect the right of Newco to serve process in any other manner permitted by law or limit the rights of Newco to bring any such action or proceeding against the Company or property in the courts of any other jurisdiction. The Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     11.14 Waiver of Jury Trial. No party to this instrument, which includes any assignee, successor, heir or personal representative of a party, shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of this Agreement, the Notes, the Subsidiary Security Agreement, any Security Instrument, any related instrument, or the dealings or the relationship between the parties. No party will seek to consolidate any such action, in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived.

     THE PROVISIONS OF THIS SECTION 11.14 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR NEWCO IN ENTERING INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Secured Loan Agreement to be effective as of the date and year first above written.

                         PROGRESSIVE FOOD CONCEPTS, INC.
                         (F/K/A HFMI ACQUISITION CORPORATION)



                         By:    /s/ Michael R. Daigle
                                ------------------------------
                         Name:  Michael R. Daigle
                                ------------------------------
                         Title: Vice President
                                ------------------------------


                         HARRY'S FARMERS MARKET, INC.



                         By:    /s/ Harry A. Blazer
                                -------------------------------------
                         Name:  Harry A. Blazer
                                -------------------------------------
                         Title: President and Chief Executive Officer
                                -------------------------------------